UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Allied Motion Technologies Inc.
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ALLIED MOTION TECHNOLOGIES INC.

495 Commerce Drive, Suite 3

Amherst, New York 14228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2019

To the Shareholders of Allied Motion Technologies Inc.:

You are hereby notified that the 2019 Annual Meeting of Shareholders of Allied Motion Technologies Inc. (the “Company”) will be held on Wednesday, May 1, 2019 at 2:00 p.m. (Eastern Time) at the Company’s offices, 495 Commerce Drive, Suite 3, Amherst, New York 14228. At this meeting, the shareholders will be asked to act on the following matters:

1.                                      To elect seven directors of the Company;

2.                                      To provide an advisory approval of the compensation of our named executive officers;

3.                                      To indicate a preference on the frequency of the advisory vote to approve the compensation of our named executive officers;

4.                                      To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year; and

5.                                      To transact such other business as may properly come before the 2019 Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting and any adjournment thereof.

The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the 2019 Annual Meeting, as it is important that your shares be represented at the meeting. Even if you plan to attend the Annual Meeting, you are strongly encouraged to mark, date, sign and mail the enclosed proxy in the return envelope provided as promptly as possible.

If your shares are held in street name and YOU do not vote your shares, your broker or other nominee generally can no longer vote them for you and your shares will remain unvoted. THEREFORE, IT IS VERY IMPORTANT THAT YOU VOTE YOUR SHARES FOR ALL PROPOSALS.

By Order of the Board of Directors

Joseph P. Kubarek Secretary

DATED: April 1, 2019

Important Notice Regarding the Internet Availability of Proxy Materials: This Proxy Statement and the Company’s Annual Report are available on the Internet at https://materials.proxyvote.com/019330.

THIS IS AN IMPORTANT MEETING. ALL SHAREHOLDERS ARE URGED TO VOTE.

1

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT

THE 2019 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of Allied Motion Technologies Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders. The Annual Meeting will be held Wednesday, May 1, 2019, at 2:00 p.m. (Eastern Time) at the Company’s offices, 495 Commerce Drive, Suite 3, Amherst, New York 14228. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All shareholders of record as of the close of business on Tuesday, March 12, 2019 (the “Record Date”) are entitled to vote at the Annual Meeting.

What is the quorum for the Annual Meeting?

A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock outstanding on the Record Date. No business may be conducted at the Annual Meeting if a quorum is not present. Broker non-votes (shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote) and abstentions will be counted as shares present in determining whether a quorum is present. As of the Record Date, 9,575,605 shares of Common Stock were issued and outstanding.

How many votes do I have?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

If you are a shareholder of record, you may vote by mailing a completed proxy card, or you may vote 24 hours a day via the internet or telephone. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope.  To vote via the internet or telephone, follow the instructions on the enclosed vote instruction form. Your shares will be voted at the Annual Meeting in the manner you directed. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “shareholder of record”) that must be followed for the shareholder of record to vote your shares per your instructions. You may complete and return the voting instruction form in the self-

addressed postage paid envelope provided, or you may vote 24 hours a day via the internet or telephone by following the instructions on the enclosed vote instruction form.

If you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the appointment of Deloitte & Touche (Proposal 4). Please ensure that you complete the voting instruction card sent by your bank or broker.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the shareholder of record and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What am I voting on?

You will be voting on the following proposals:

•                  Proposal 1:  the election of seven Directors of the Company;

•                  Proposal 2:  an advisory vote on the compensation of our named executive officers;

•                  Proposal 3: an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

•                  Proposal 4: the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for shareholder proposals and nominations has passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Richard S. Warzala and Richard D. Federico with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of shareholders.

Pursuant to our Amended and Restated Articles of Incorporation and Bylaws, directors will be elected by the affirmative vote of the majority of the votes cast with respect to such director’s election.

Approval of Proposals 2 and 4 requires an affirmative vote by a majority of the votes cast on each proposal.

The frequency of the advisory vote on the compensation of our named executive officers presented in Proposal 3 will be determined based on the option receiving the greatest number of votes.

How are votes counted?

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted with the Board’s recommendations.

Can I change my vote after I return my proxy card?

You can revoke your proxy and change your vote at any time prior to the voting thereof at the Annual Meeting. You can do this by:

•                  filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date, or

•                  attending the Annual Meeting, withdrawing the proxy and voting in person.

If your shares are held by a nominee and you seek to vote shares in person at the Annual Meeting, you must bring to the Annual Meeting a written statement from the nominee confirming the shareholder’s beneficial ownership of a stated number of shares and that such shares have not been voted by the nominee. Your attendance at the Annual Meeting will not in itself revoke your proxy.

Will anyone contact me regarding this vote?

Solicitation of proxies for use at the Annual Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no special compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and we will, upon the request of such record holders, reimburse reasonable forwarding expenses.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to shareholders.

May shareholders ask questions at the Annual Meeting?

Yes. There will be time allotted at the end of the meeting when Company representatives will answer questions from the floor.

How can I obtain a copy of this year’s Annual Report on Form 10-K?

A copy of the Company’s 2018 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2018, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) may be obtained free of charge by writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary or by accessing the “SEC Filings” section of the Company’s website at www.alliedmotion.com. In addition, the Proxy Statement and Annual Report are available on the internet at https://materials.proxyvote.com/019330.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return ALL proxy cards to ensure that all your shares are voted.

When was this proxy statement mailed?

This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about April 3, 2019.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.alliedmotion.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of ethics, corporate governance principles, charters of board committees and reports that we file with the SEC. A copy of our code of ethics, corporate governance principles and each of the charters of our board committees may be obtained free of charge by writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, business experience, other director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceeding, if applicable, and the experiences, qualifications, attributes or skills that caused our Governance and Nominating Committee to conclude that the person should serve as a member of our Board of Directors.

Linda P. Duch, age 64—Ms. Duch was appointed a director of the Company in September 2018.  Since 2006, Ms. Duch has served as president of Partners for Business, a firm that invests in small to medium size companies looking for capital to expand or restructure their balance sheet. Ms. Duch also selectively engages in consulting assignments for strategic planning, executive coaching, and sales and marketing. Prior to Partners for Business, Ms. Duch was with KeyCorp for fourteen years. During her tenure, she served as President of the Bank’s Western New York district and later as the National Executive for District Management. That role involved coaching district presidents in major markets nationally and developing performance management systems and programs to profitably build market share. Prior to KeyCorp, she spent sixteen years at Empire of America, a multi-state financial institution. Ms. Duch currently serves on the Board of Directors of Merchants Mutual Insurance Company where she chairs the Audit Committee and serves on the Investment Committee.  Her broad business and director experience, along with the diversity she brings to the Board, provide her with the tools and perspective to make significant contributions as a Board member.

Richard D. Federico, age 64—Mr. Federico has over forty years of operational, strategy and investment experience. He has served as a director since February 2012 and as Lead Director for the past three years. Since March 2016 Mr. Federico has been the Chairman and CEO of Microsonic Solutions LLC, a science and technology company. In addition, from November 2012 he has been the Founder and Chairman at Cetan Partners, an investment and advisory firm. From June 2014 to April 2016 he was a Partner and later a Senior Advisor at TZP Group, a leading mid-market private equity firm, where he led the growth advisory practice. He spent the prior ten years as a Senior Advisor and Managing Director in private equity with Sterling Partners, where he served as an investment partner and additionally worked with a number of Sterling portfolio investments to build, capture and maximize best-in-class practices across the firm and instituted effective governance at the portfolio level. His background also includes senior management positions with companies including Thermo Fisher, The Millard Fillmore Health System, The Science Kit Group and KPMG. He currently is and has been involved with numerous private and non-profit boards. His operational, financial, technology and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on strategic, operational and financial and advanced technology related matters.

Gerald J. (Bud) Laber, age 75—Mr. Laber has served as a director of the Company since November 2010. He has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen LLP. He was an audit partner with Arthur Andersen LLP from 1980 until retiring in 2000. Mr. Laber is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber is currently on the board of directors and chair of the audit committee and member of the compensation and governance committees of Scott’s Liquid Gold. He was on the board and chair of the audit committee and member of the compensation and governance and nominating committees for Boulder Brands Inc. from May 2005 through January 2016 when the company was acquired. He served as President of the Catholic Foundation of Northern Colorado from January 2008 until November 2012. He previously served on the Board of Directors and as Chair of the Audit Committee of Spectralink Corporation from April 2004 to March 2007 when the company was acquired, and served on the Board of Directors and Audit Committee of Applied Films Corporation from July 2004 to July 2007 when the company was acquired. He brings to the Board extensive experience in accounting, financial matters and strategic planning and his experience as a director of other public companies gives him insight into governance and related best practices which enable him to make significant contributions as a Board member.

Richard D. Smith, age 71—Mr. Smith has served as a director of the Company since August 1996. Mr. Smith has broad executive management experience with the Company and extensive knowledge and experience in accounting and financial matters. He served as Chief Financial Officer from June 1983 until December 1, 2012, as Chief Executive Officer from August 1998 until May 2009 and as Executive Chairman of the Board of Directors from May 2009 until his retirement in March 2013. Mr. Smith served as non-executive Chairman of the Board from March 2013 until February 2014. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the industry.

James J. Tanous, age 71—Mr. Tanous has served as a director of the Company since May 2014. He is currently the Executive Director of the Prentice Family Foundation, a not-for-profit foundation whose primary mission is to promote the economic development of the Western New York area, a position he has held since January 1, 2014. From April 2007 through June 2013 he served as Executive Vice President, Secretary and General Counsel of Erie Indemnity Company, a publicly traded Fortune 500 company that manages the property and casualty and life insurance companies that comprise the Erie Insurance Group. Prior to joining Erie Indemnity Company, Mr. Tanous was a Partner and Chairman of Jaeckle Fleischmann & Mugel, LLP, a law firm headquartered in Buffalo, New York where he represented numerous public and private companies for over 30 years. His decades of experience as a counselor to public and private companies and broad based legal expertise are important to the Board of Directors.

Richard S. Warzala, age 65—Mr. Warzala has a strong management and technical background in the motion control industry and has served as a director of the Company since August 2006 and as Chairman of the Board since February 2014. Mr. Warzala joined Allied Motion as President and Chief Operating Officer in May 2002 and was appointed President and Chief Executive Officer in May 2009. Prior to joining Allied Motion, Mr. Warzala was President of the Motion Components Group of Danaher Corporation and held various positions at American Precision Industries Inc., including Corporate Vice President and President of its API Motion Division. Pursuant to his employment agreement, as long as Mr. Warzala is Chief Executive Officer and is willing to serve, the Board of Directors will nominate him for election to the Board. His leadership experience and Company and industry knowledge, with 32 years of motion experience, provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy.  Mr. Warzala has also served on the Board of Directors of Astronova, Inc. since December 2017.

Michael R. Winter, age 65—Mr. Winter was appointed a director of the Company in July 2014. Mr. Winter is a former partner in the Buffalo, New York office of PricewaterhouseCoopers LLP (“PwC”), serving in that role from 1987 until his retirement in June 2014. During his tenure, Mr. Winter was responsible for leading the delivery of assurance services to public entities with experience serving many sectors including Consumer and Industrial Products Manufacturing, Energy and Healthcare. Since 2010 he was also a member of the PwC National Office based in New Jersey, which serves as support for all PwC U.S. practice offices. Mr. Winter served on the Board of Directors of Gas Natural, Inc. (EGAS) from October 2014 through its sale in August 2017.  His accounting and business expertise, including an in-depth understanding of the preparation and analysis of financial statements, makes him highly qualified to serve as a director.

Independent Directors

Under the corporate governance standards of the Nasdaq Global Market, at least a majority of our Directors, and, except in limited circumstances, all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must meet the test of “independence” as defined by Nasdaq. The Nasdaq standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company. The Board of Directors has determined that each director nominee, other than Mr. Warzala and Mr. Smith, satisfies the bright-line criteria and that no other director or nominee has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of our Board.

Board Leadership Structure

Richard S. Warzala serves as the Company’s Chairman of the Board and also serves as President and Chief Executive Officer of the Company. The Company believes that having Mr. Warzala serve as both an executive officer and as Chairman demonstrates to the Company’s employees and other stakeholders that the Board of Directors is under strong leadership, with a single person setting the tone and having primary responsibility for leading the Board of Directors. The Company believes this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. In addition, the Board of Directors recognizes that, given Mr. Warzala’s familiarity with the Company and his long-standing experience with the Company, it is valuable to have him lead board discussions.

To provide for an additional independent leadership role, the Board of Directors has designated Richard D. Federico, as Lead Director. The Lead Director is an independent director chosen by the Board. The Lead Director’s responsibilities include: providing leadership to ensure that the Board functions independently of management and the non-independent directors, presiding at meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors with respect to Board agenda items, the information provided to the independent directors, the resources available to Board members and similar matters; convening meetings of the independent directors; and consulting with the Chairman on matters relating to Board of Director performance and corporate governance.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Five of the seven director nominees are considered independent under the corporate governance standards of the Nasdaq Global Market. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only independent Directors, led by the Lead Director, in order to promote discussion among the independent Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Governance and Nominating Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

The Company believes its leadership structure is the most effective leadership structure for the Board of Directors at this time. However, the Board of Directors recognizes that no single leadership model is appropriate for a board at all times. Accordingly, the Board of Directors may in the future consider a different leadership structure, including a structure providing for a Chairman of the Board who is not an executive officer of the Company.

Shareholder Communication With the Board

We provide an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so in writing to Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228. Correspondence directed to an individual board member will be referred to that member. Correspondence not directed to a particular board member will be referred to the Lead Director.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the Nasdaq listing standards. The Board has adopted a written charter for each of these committees, which is available on our web site at www.alliedmotion.com.

The Audit Committee of our Board of Directors oversees the Company’s financial reporting on behalf of the Board and is responsible for the appointment, replacement, compensation and oversight of the work of the Company’s independent auditors. The Audit Committee also reviews the Company’s annual and quarterly reports filed with the SEC. The Audit Committee held ten meetings during 2018 and consisted of Messrs. Winter (Chairman), Laber, Tanous and Tevens for the full year. Ms. Duch joined the committee in October 2018.  Each member of the Audit Committee meets the current independence and experience requirements of Nasdaq and the SEC. Mr. Winter has been designated as an “Audit Committee financial expert” in accordance with the SEC rules and regulations and qualifies as a financially sophisticated audit committee member under the Nasdaq listing standards. See “Report of the Audit Committee” below.

The Compensation Committee of our Board of Directors has the principal responsibility to oversee the compensation of the Company’s management employees including its executive officers, and to make recommendations to the Board concerning the compensation of the Board of Directors. The Compensation Committee also reviews and approves to the Board for their approval all awards granted under the Company’s stock incentive plan and performs other functions regarding compensation as the Board may delegate. In 2018, under the direction of the Compensation Committee, the Company retained The Burke Group, an independent compensation consultant, to report on peer compensation plans and provide feedback on compensation plan alternatives being considered by the Company and the Compensation Committee. The Compensation Committee met ten times during 2018 and consisted of Mr. Tevens (Chairman since May 2018), Messrs. Federico and Laber and Ms. Duch (since October 2018).

The Governance and Nominating Committee of our Board of Directors (i) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (ii) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board and each Committee of the Board. The committee met five times during 2018 and consisted of Messrs. Tanous (Chairman), Federico and Winter.

Board Oversight of Risk Management

The Board of Directors oversees our risk management process. This oversight is primarily accomplished through the Board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our Audit Committee is responsible for overseeing risks arising out of accounting, financial reporting and related activities and is primarily responsible for ensuring that the Board exercises adequate oversight of the Company’s enterprise risk management process. Our Compensation Committee reviews compensation agreements to confirm that compensation, especially incentive pay arrangements, do not encourage or create opportunities for unnecessary risk-taking and our Governance and Nominating Committee assists the Board in its oversight of the Company’s process for management and communication of key risks facing the Company, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

Nominating Procedures

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Governance and Nominating Committee decides not to nominate a member for re-election, the Governance and Nominating Committee first considers the appropriateness of the size of the board. If the Governance and Nominating Committee determines the board seat should be retained and a vacancy exists, the Governance and Nominating Committee considers factors that it deems are in the best interests of the Company and its shareholders in identifying and evaluating a new nominee. Skills and characteristics that are considered include judgment, accountability, integrity, reputation, relevant experience, including leadership roles and experience working in a collaborative environment, technical skills, financial literacy, mature confidence and emotional maturity, high performance standards, availability, other board appointments and outside commitments, industry knowledge, networking/contacts, and degree of independence from management.

Our Bylaws and Corporate Governance Principles provide that directors may not be nominated to a new term if they will be age 75 or over at the expiration of his or her current term, unless the Board waives the mandatory retirement age for a specific director.  Mr. Laber is being nominated for election to the Board at the 2019 Annual Meeting, although he is age 75. Based on the recommendation of the Governance and Nominating Committee, the Board has waived the mandatory retirement requirement for Mr. Laber for this year as he is a key Board member, serving on both our Audit and Compensation Committees.  Should Mr. Laber be reelected by our shareholders to serve on our Board for an additional term beginning May 1, 2019, we expect that he will not stand for reelection at the 2020 annual meeting.

While we do not have a formal policy or guidelines regarding diversity of membership of our Board of Directors, our Corporate Governance Principles recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our Board has not attempted to define “diversity,” or otherwise require that the composition of our Board include individuals from any particular background or who possess specific attributes. The Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of our Board of Directors.

The Board of Directors will consider nominees recommended by shareholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a shareholder should be sent to the Company’s Secretary within the time periods set forth under “Shareholder Proposals for the 2020 Annual Meeting.”

Board Attendance at Meetings

The Board of Directors held five meetings in 2018. Our Independent Directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions four times during 2018. Our Corporate Governance Principles provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he serves. In 2018, each director attended 100% of the total number of meetings of the Board of Directors and substantially all (greater than 93%) of the total number of meetings held by committees of the Board of Directors on which he or she served. In addition, each director is expected to attend the Annual Meeting of Shareholders.  In 2018, the Annual Meeting of Shareholders was attended by all of the directors then in office.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of four independent Directors: Messrs. Federico, Laber and Tevens and Ms. Duch.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Director Compensation in 2018

Under the Company’s director compensation program, each non-employee director receives an annual cash retainer of $46,350, paid quarterly. The chairperson of the Audit Committee receives an additional $12,875 annual cash retainer and other members of the Audit Committee receive an additional annual cash retainer in the amount of $7,725. The chairperson of the Compensation Committee and the Corporate Governance and Nominating Committee each receive an additional $8,240 annual cash retainer and other members of those committees will receive an additional annual cash retainer in the amount of $5,150. The Lead Director receives an additional $20,600 annual cash retainer.  All cash retainers are payable ratably on a quarterly basis.  Additionally, each non-employee director is reimbursed for his or her expenses in connection with attendance at each meeting.

Non-employee directors also receive an annual award of restricted stock under the 2017 Omnibus Incentive Plan. The annual award consists of shares of the Company’s common stock with a value of $51,500 as of the date of grant. The Lead Director receives an additional award of restricted stock with a value of $10,300 as of the date of grant. Directors who are appointed to the Board outside of the annual meeting of shareholders receive a pro rata amount of the annual award. These restricted shares will vest over a twelve-month period upon the performance of future service as a director, subject to certain exceptions.

The following table shows the compensation paid by the Company to each non-employee director for 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All other Compensation ($)		Total ($)
Linda P. Duch	$4,711	$30,317	—		$35,029
Richard D. Federico	$67,475	$72,147	—		$139,622
Gerald J. (Bud) Laber	$58,363	$51,516	—		$109,879
Richard D. Smith	$45,675	$51,516	$26,500	(2)	$123,691
James J. Tanous	$61,408	$51,516	—		$112,924
Timothy T. Tevens	$59,908	$51,516	—		$111,424
Michael R. Winter	$63,438	$51,516	—		$114,954

(1)         Represents the total grant date fair value of stock awards on the date of the award as reported on the Nasdaq Global Market on the date of grant.

(2)         Mr. Smith served as Executive Chairman of the Board and Chief Financial Officer until his retirement in March 2013. The Company entered into a five-year consulting agreement with Mr. Smith effective upon his retirement pursuant to which Mr. Smith received an annual consulting fee, paid monthly, and was available to work part time as an independent contractor on assignments as requested by the Chief Executive Officer and agreed upon by Mr. Smith.  The agreement expired March 2018.

The aggregate number of unvested stock awards outstanding for each non-employee director as of December 31, 2018 is shown below:

Name	Unvested Stock Awards (#)
Linda P. Duch	207
Richard D. Federico	3,920
Gerald J. (Bud) Laber	2,826
Richard D. Smith	2,826
James J. Tanous	2,826
Timothy T. Tevens	1,464
Michael R. Winter	2,826

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with shareholders, the Company has instituted ownership guidelines for directors and officers.  Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash and stock retainer fee payable to a director.  Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer:  five times annual base salary; (2) Chief Financial Officer and Vice President of Operational Excellence:  three times annual base salary; and (3) all other Section 16 officers:  one times annual base salary.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Articles of Incorporation and Bylaws provide for a Board consisting of not less than three and not more than nine persons, as such number is determined by the Board of Directors, all of whom will be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until the Director resigns or is otherwise removed.

Our Board of Directors currently has eight members: Linda P. Duch, Richard D. Federico, Gerald J. (Bud) Laber, Richard D. Smith, James J. Tanous, Timothy T. Tevens, Richard S. Warzala and Michael R. Winter. Mr. Tevens is not standing for re-election to the Board after his current term expires immediately prior to the Annual Meeting.  Accordingly, the number of authorized directors will be reduced to seven and all seven positions on the Board are to be filled by vote of the shareholders at the Annual Meeting. The affirmative vote of a majority of the votes cast is required for the election of directors. Unless instructed otherwise, it is intended that the shares represented by proxy at the Annual Meeting will be voted in favor of the seven nominees named below, each of whom was nominated by the Board based on the recommendation of our Governance and Nominating Committee. Each nominee is an incumbent director standing for re-election and all nominees have agreed to serve if elected.

If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Proposal 2 — Advisory Vote on Executive Compensation

Shareholders are being asked to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a shareholder, the opportunity to express your views on our Named Executive Officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our shorter and longer-term financial and strategic goals and for driving corporate performance. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders.

You may vote for or against the following resolution, or you may abstain.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Our Board of Directors is asking shareholders to vote on the following resolution at the Meeting:

RESOLVED, that Allied Motion Technologies Inc.’s shareholders approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.

This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on the Company and will not affect any existing compensation or award programs. However, we value the opinions expressed by our shareholders and the Board of Directors and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED “FOR” THE APPROVAL.

Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

In addition to providing our shareholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to shareholders, as required by SEC rules. You may vote your shares to have the advisory vote held annually, every two years, every three years, or you may abstain.

Since 2013, our Board has provided shareholders with an opportunity to vote on executive compensation at every annual meeting. The Board continues to believe that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on our executive compensation programs, which feedback the Compensation Committee considers in structuring future compensation programs.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

The non-binding vote on the frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ANNUAL EXECUTIVE COMPENSATION ADVISORY VOTE. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED FOR A FREQUENCY OF EVERY ONE YEAR.

Proposal 4 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, fees and oversight of the Company’s independent registered public accounting firm. In 2018, as part of its governance oversight, the Audit Committee conducted a comprehensive, competitive process to select the company’s independent registered public accounting firm.  The Audit Committee invited several public accounting firms to participate in this process, including EKS&H LLP. As a result of this process, on August 1, 2018, the Audit Committee approved the appointment of Deloitte & Touche LLP, as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. This action effectively dismissed EKS&H as the Company’s independent registered public accounting firm.

The audit reports of EKS&H LLP on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the previous two most recent fiscal years and through August 1, 2018, there were no disagreements with EKS&H LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EKS&H LLP, would have caused

EKS&H LLP to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such periods.  Also during the two most recent fiscal years and through August 1, 2018, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K. The Company requested that EKS&H LLP furnish it with a letter addressed to the SEC stating whether or not EKS&H LLP agreed with the above statements. A copy of such letter, dated August 1, 2018, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on August 7, 2018.

During the Company’s two most recent fiscal years and through August 1, 2018, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

At the Annual Meeting, the shareholders will be asked to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. Consequently, the Audit Committee will consider the results of the shareholder vote on ratification, but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of the Company’s independent auditors.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION. UNLESS OTHERWISE INSTRUCTED, PROXIES WILL BE VOTED “FOR” THE RATIFICATION.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each executive officer. There are no family relationships between any of our directors or executive officers.

Richard S. Warzala, age 65—Mr. Warzala has served as director of the Company since August 2006 and as Chairman of the Board since February 2014. Mr. Warzala joined Allied Motion as President and Chief Operating Officer in May 2002 and was appointed President and Chief Executive Officer in May 2009. Prior to joining Allied Motion, Mr. Warzala was President of the Motion Components Group of Danaher Corporation and held various positions at American Precision Industries Inc., including Corporate Vice President and President of its API Motion Division.

Michael R. Leach, age 50—Mr. Leach was named Chief Financial Officer of the Company in August 2015. Prior to joining Allied Motion, Mr. Leach served for six years as the Executive Vice President and Chief Financial Officer for Osmose Holdings, Inc. Previously, he was with Cytec Industries for eight years where he progressed to the position of North American Operations Controller for Cytec Specialty Chemicals and eight years with Belko Corporation, a division of Alco Industries, where he was the Vice President of Finance and Administration.

Robert P. Maida, age 54—Mr. Maida was named Vice President of Operational Excellence of the Company in August 2015. Mr. Maida served as Chief Financial Officer from December 2012 until August 2015. Prior to joining Allied Motion he worked for over two years as the Director of Finance for Avox Systems, Inc., a subsidiary of Zodiac Aerospace. For the ten years prior to that, Mr. Maida held several positions with API Motion / Danaher Motion where he progressed to the position of Director of Finance for the Applied Products Group of Danaher Motion, a subsidiary of Danaher Corporation. Prior to that, he was the Vice President of Finance for Great Lakes Industries, Inc. and the Director of Finance of BRC, a division of Bryce Corporation.

Kenneth R. Wyman, age 76—Mr. Wyman was named Vice President of Marketing of the Company in February 2003. He was designated as an executive officer in February 2005. From 2000 to 2002, he was Vice President of Marketing for the Motion Components Group of Danaher Corporation. In 1995, Mr. Wyman joined API Motion as Director of Marketing, and later was named Vice President of Marketing.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board, which is comprised of independent directors, establishes the Company’s compensation philosophy.  The Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.alliedmotion.com.  The Committee ensures that the total compensation of the Company’s executive officers and other key management is fair, reasonable and competitive.  The Committee annually evaluates the performance of the Company’s Chief Executive Officer based upon a mix of the achievement of corporate goals and individual performance and makes decisions concerning compensation and benefits for executive officers and other key management.  All compensation for these individuals is approved by the Board.

The Committee meets with Mr. Warzala, the Company’s Chief Executive Officer and President, to obtain his recommendations with respect to key management compensation programs and practices, base salaries, incentive plan targets and equity awards.  The Committee considers, but is not bound to accept management’s recommendations.  The Committee discusses Mr. Warzala’s compensation with him, but makes decisions regarding his recommended compensation without him present.

The Committee has authorized Mr. Warzala to make salary adjustments for all employees other than executive officers and other key management.

In 2018, under the direction of the Committee, the Company retained The Burke Group, an independent compensation consultant, to provide input on trends in executive compensation, to obtain an outside perspective on the Company’s executive compensation practices and to assist with the Committee’s peer group benchmarking analysis for 2019. The Compensation Committee met several times over the later part of 2018 and early 2019 to review executive compensation programs and levels.  The results of this analysis and discussion are anticipated to be implemented with respect to 2019 executive compensation which will be summarized in the 2020 proxy statement.

The Committee also grants equity based awards.  However, the Committee has from time to time delegated to Mr. Warzala the authority to grant restricted stock awards to employees other than executive officers or key management in limited annual amounts.  Such awards made by Mr. Warzala are generally intended to be used for recruiting and employee promotion purposes.

Role of the Compensation Consultant

As described above, during 2018 the Company engaged The Burke Group as its compensation consultant.  The compensation consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Committee. The Compensation Committee has the sole authority to retain and terminate the compensation consultant and to approve the compensation consultant’s fees and all other terms of the engagement. The Committee exercised this authority to engage The Burke Group and has direct access to them throughout the year.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that the Burke Group is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Burke in 2018 and determined that Burke’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC and the Nasdaq Global Market.

Compensation Philosophy

The primary goals of the Company’s compensation policies for the executive officers and other key management are as follows:

•                                          To provide total compensation opportunities for executive officers and other key management which are sufficient to attract and retain individuals whose talents and abilities allow the Company to accomplish its strategies.

•                                          To align the interests of management with shareholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Company Stock ownership by management.

Consideration of Most Recent Say on Pay Vote

At the annual meeting of shareholders on May 2, 2018, 97.3% of the shares voted were voted in support of the compensation of our Named Officers, as discussed and disclosed in the 2018 proxy statement. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong shareholder support and no significant changes were made for 2018.  Notwithstanding the support for our compensation practices as evidenced by such vote, to further align the interests of shareholders and management the Company retained the Burke Group to examine its compensation program for its named executive officers for 2019.

Elements of Compensation

The key elements of executive compensation are:

•                                          Base Compensation

•                                          Annual Cash Incentive Compensation

•                                          Equity Incentive Compensation

Base Compensation.  Base compensation is comprised of the annual salary and is set at levels sufficient to attract and retain executives. In determining Mr. Warzala’s base compensation, the Committee considers market data and performance during the previous year as well as goals and objectives for the current year. In determining other base compensation levels, the Committee reviews and considers the evaluation and recommendation by Mr. Warzala of each key manager’s performance during the prior year and responsibilities for the current year. During the review of base compensation, the Committee also considers the executive’s or manager’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the individual, his or her past performance and competitive compensation practices both internally and externally.

Annual Cash Incentive Plan.  The annual incentive plan is a pay-for-performance cash award plan generally available to all employees of the Company and aligns the interests of executives and employees with those of the Company’s shareholders.  The plan promotes a culture of high performance and ownership by employees in which employees are rewarded for improving profitability, achieving operating efficiencies, reducing costs and controlling capital.  Awards under the plan are based on the actual Economic Value Added (EVA) achieved as compared against threshold and target EVA performance goals established for each year by the Board of Directors. EVA is net operating profit after taxes less a cost of capital charge. If the target EVA is achieved, then the target bonus is paid. If the actual EVA achieved falls between the threshold and the target EVA performance goals, the annual cash incentive plan award equals the target amount multiplied by the prorata percent of the EVA target achieved (0% to 100% of the target bonus amount). If the actual EVA achieved is greater than the target EVA performance goal, then the annual cash incentive plan award will be greater than 100% of the target amount with the total award being a prorata percent of the incremental EVA achieved above the target EVA.  The target bonus for 2018 was 70% for Mr. Warzala and 40% for each of Messrs. Leach and Maida.

Equity Incentive Compensation.  The equity incentive compensation program is comprised of restricted stock awards that are (i) time-based and vest, assuming continued employment, over a three-year period from the date of grant, (ii) earned upon achievement of certain short-term, annually determined performance criteria (STIP) and (iii) earned upon achievement of longer-term performance goals (LTIP).

(i)                                     Time-Based Awards. The annual time-based restricted stock awards for the Chief Executive Officer, Chief Financial Officer and Vice President of Operational Excellence are equal to a percentage of the officer’s then annual salary divided by the fair market value (closing Company stock price) on the grant date. In March 2018, the Compensation Committee recommended and the Board granted Mr. Warzala 5,286 shares of time-based restricted stock (33.3% of annual salary), Mr. Leach 1,310 shares (15% of annual salary) and Mr. Maida 1,126 shares (15% of annual salary). The Compensation Committee recommended and the Board also granted an award of time-based restricted stock to Mr. Wyman (210 shares). The time-based awards will vest 1/3 on each of March 31, 2019, 2020 and 2021.

(ii)                                  Short-Term Equity Incentive Program (STIP).  The STIP is a pay-for-performance incentive program under which restricted stock is awarded annually and is earned upon the achievement of certain annually determined performance criteria. The Compensation Committee uses adjusted EBITDA and consolidated sales (STIP Sales) as the performance criteria under the STIP program with each performance metric comprising 50% of the total STIP award. The EBITDA target is equal to the weighted average of the EBITDA of the Company, adjusted to account for business development costs relating to acquisitions, for the immediately preceding three year period. The EBITDA threshold is 95% of target and the high performance measure is 105% of target. If the high performance measure is achieved or exceeded, then all of the STIP EBITDA shares will be earned. If the Company’s actual results are less than the high performance measure but greater than the threshold, then the STIP EBITDA shares will be earned on a prorata basis. If the Company’s actual results are less than the threshold, then no STIP EBITDA shares will be earned.  The STIP Sales target is equal to 105% of the previous year’s consolidated sales and the threshold is 100% of the previous year’s consolidated sales.  If the STIP Sales target is achieved or exceeded, then all of the STIP Sales shares will be earned. If the STIP Sales threshold is achieved or exceeded, then 50% of the STIP Sales shares will be earned. If the actual STIP Sales are less than the STIP Sales target, but greater than the threshold, the STIP Sales shares will be earned on a prorated basis.  If the actual STIP Sales results are less than the threshold, then no STIP Sales shares will be earned.  Any unearned STIP shares will be forfeited and returned to the Omnibus Incentive Plan and will be available for future awards. Once earned, the STIP shares will vest over a three-year period.  The Board of Directors is allowed to change the terms of the STIP at any time taking into consideration the relationship of the incentive pay earned to the increase in profitability achieved for any period.

The annual STIP awards for the Chief Executive Officer, Chief Financial Officer and Vice President of Operational Excellence are equal to a percentage of the officer’s then annual salary divided by the fair market value (closing Company stock price) on the grant date.. In March 2018, the Compensation Committee approved the award of 10,472 STIP shares for Mr. Warzala (66.7% of annual salary), 2,184 shares for Mr. Leach (25% of annual salary) and 1,877 shares for Mr. Maida (25% of annual salary).  The Compensation Committee also made an award of 420 shares for Mr. Wyman.  The STIP awards are each in the form of restricted stock.

For 2018, the Company exceeded the highest performance measure for both the STIP EBITDA and STIP Sales criteria and 100% of the STIP award was earned.

(iii)                               Long-Term Equity Incentive Program (LTIP).  The LTIP is a multi-year pay-for-performance incentive program under which the Chief Executive Officer, Chief Financial Officer and Vice President of Operational Excellence will earn restricted stock awards based upon the achievement of an increase in sales during various five-year performance periods, the last of which ends on December 31, 2022. The LTIP was first implemented in 2013 and has been revised and extended as performance goals were achieved. The LTIP currently extends through December 31, 2022 and the sales target to be achieved to earn all restricted share awards available is $500 million (the “LTIP Sales Target”).  The LTIP Sales Target can be achieved in two ways—organic sales growth and acquired sales (defined as the actual sales achieved by any company or business unit acquired by Allied Motion for the trailing twelve months immediately preceding the closing date of such acquisition).

Under the current terms of the LTIP, for each $30 million increase in sales up to the LTIP Sales Target, each executive earns restricted stock awards equal to a percentage of his annual salary at the beginning of the performance period as follows: 100% for Mr. Warzala, 25% for Mr. Leach and 25% for Mr. Maida.  The LTIP performance criteria for organic sales growth is measured after the end of each year of the performance period and the number of shares that can be earned with respect to a performance period is calculated based on the Company stock price (average of bid and ask) as measured at the beginning of the applicable performance period.  The restricted stock awards that are earned based on actual organic sales growth will vest over a three-year period. The measurement of performance criteria for acquired sales is done as of the closing date for an acquisition during a performance period and the number of shares of restricted stock earned will be calculated based on the Company stock price (average of bid and ask) as measured at the beginning of the applicable performance period. Restricted stock award shares that are earned under the LTIP that are based on acquired sales will vest annually (1/5 each year) over the following five years. When calculating the increase in sales, the Company will make appropriate adjustments to account for any acquired sales for which an LTIP award has previously been made. If the recipient’s employment with the Company is terminated due to cause or voluntary resignation, any unvested LTIP shares will be forfeited.

For 2018, shares were earned under the organic growth and the acquired sales criteria of the LTIP.  As of December 31, 2018, approximately $351 million of the cumulative LTIP Sales Target has been achieved (including acquired sales from two acquisitions completed in 2018).  The following table shows the status of the LTIP awards and remaining award potential as of the end of the 2018 performance period:

	Number of LTIP Shares			Maximum Number of LTIP Shares That Can Be Earned with Respect to Open Performance
Name and Principal Position	Awarded	Earned	Forfeited	Periods
Richard S. Warzala President and Chief Executive Officer	310,387	306,128	4,259	140,262
Michael R. Leach Chief Financial Officer	5,372	5,372	—	18,139
Robert P. Maida Vice President of Operational Excellence	33,261	31,408	1,853	14,889

Deferred Compensation (DCP).  The Company maintains a Deferred Compensation Plan which provides eligible key employees with the opportunity to defer the receipt of base compensation, bonuses, or a combination thereof, receive an allocation of any discretionary amount contributed to the Plan by the Company and receive an allocation of any performance based contributions by the Company. During 2018, no participants elected to defer any compensation under the Plan.

The Committee did not allocate any discretionary or performance-based contributions under the DCP for Mr. Warzala or any other executive officer with respect to 2018 performance.  Rather, at the end of the year the Committee evaluated the Company’s and Mr. Warzala’s performance for 2018, including the Company’s return on equity, which was previously used as a performance measure under the DCP, and awarded him a bonus in the amount of $514,000 payable in cash.

Perquisites and Other Benefits

The Company provides executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program.  The Committee periodically reviews the levels of perquisites and other benefits provided to executive officers.  Mr. Warzala is provided with exclusive use of a company automobile, reimbursement for personal financial planning up to $5,000 annually and with $500,000 of life insurance plus a $10,000 annual payment to be used to purchase additional life insurance for which the executive may designate the beneficiaries.

The Company generally provides employees with medical, life and disability insurance benefits.  All employees in the United States are eligible to participate in the Company’s 401(k) Plan to which employees are able to contribute the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service.  The Company generally matches 100% of the first 3% plus 50% of the next 2% of eligible compensation that is contributed to the Plan.  All employee deferral contributions are fully vested upon contribution.  Company matching contributions are fully vested after completion of one year of service with the Company.  All employees in the United States who are not part of collective bargaining agreements are also participants in the Employee Stock Ownership Plan. Contributions to the Plan are based on a percentage of the Company’s income, as determined and defined by the board of directors, and are made in newly issued shares of the Company’s common stock.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for corporate federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer and each of the three next most highly compensated executive officers of a public company. Prior to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as “performance-based compensation” was not subject to the limitation, and the limitation did not apply to compensation paid to the Chief Financial Officer. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception beginning January 1, 2018. A transition rule applies to performance-based remuneration provided pursuant to a written binding contract that was in effect on November 2, 2017 provided that such contract is not materially modified after that date.

The Company monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying executive compensation for deductibility. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Compensation Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

Potential Recoupment of Compensation Due to Misconduct

In February 2019, the Company’s Board adopted a Clawback Policy. All equity and non-equity incentive plan compensation granted by the Company in 2019 and thereafter is subject to this Clawback Policy. The policy provides that if an accounting restatement is required due to the Company’s material non-compliance with any accounting requirements, then all of the Company’s executive officers, regardless of whether they were at fault or not in the circumstances leading to the restatement, will be subject to forfeiting any excess in the incentive compensation they earned over the prior three years over what they would have earned if there had not been a material non-compliance in the financial statements.

Hedging and Pledging Policy.

The Board of Directors has adopted a policy that prohibits Company directors, officers and certain designated employees from (i) engaging in any hedging or monetization transactions involving Company securities or from purchasing or selling any put or call option contract or similar instrument with respect to Company securities and (ii) pledging Company securities as collateral for a loan or holding such shares in a margin account.

2019 Executive Compensation Changes

The Compensation Committee, with the assistance of the Burke Group, identified an appropriate peer group to use for purposes of a benchmarking analysis.  The Committee reviewed the compensation practices of the peer group members and integrated this information into their recommendations for 2019.  Overall, target incentive awards for certain executive officers were identified as being below market.  Accordingly, beginning with 2019 awards, the cash and equity incentive awards were revised as follows:

Name and Principal Position	Cash Incentive Awards	Equity Incentive Awards

Richard S. Warzala President and Chief Executive Officer	Target cash incentive increased from 70% of base salary to 75% of base salary	Target equity incentive unchanged at 100% of base salary

Michael R. Leach Chief Financial Officer	Target cash incentive increased from 40% of base salary to 50% of base salary	Target equity incentive increased from of 40% of base salary to 45% of base salary

Robert P. Maida Vice President of Operational Excellence	Target cash incentive increased from 40% of base salary to 50% of base salary	Target equity incentive increased from of 40% of base salary to 45% of base salary

The performance goals for the incentive plans were also reviewed and the Committee eliminated the change in sales performance metric from the annual equity incentive awards since such performance metric was already used for the long-term equity incentive awards. No other significant changes were made as existing goals as discussed above align the executive compensation program with the Company’s strategic business goals.  Further details regarding the 2019 compensation program will be provided in the Company’s 2020 proxy statement.

Chief Executive Officer Employment Agreement

The Company has an employment agreement, as amended (the “Employment Agreement”) and a change of control letter agreement, as amended, (the “CIC Agreement”) with Mr. Warzala.  The relevant provisions of these agreements are discussed below.

Unless terminated earlier in accordance with its terms, the Employment Agreement will remain effective until January 2, 2021.  The Employment Agreement can be extended for one-year terms by mutual agreement.

Base Salary.  The Employment Agreement provides an annual base salary that may be reviewed annually for increase on a merit basis. Mr. Warzala’s salary was increased to $550,000 effective March 1, 2019.

Annual Incentive Bonus.  Annual incentive bonuses are paid based on achieving performance criteria set annually by the Compensation Committee. The performance criteria will recognize the overall financial performance of the Company and the improvements made in financial results. Mr. Warzala participates in the Company’s annual incentive plan which is described above under the heading Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Plan.

For annual performance periods beginning prior to 2018, Mr. Warzala also received a performance award under the Company’s deferred compensation plan. The performance award was based on the achievement of a minimum return on equity determined each year by the Board of Directors (the “ROE Target”). If the ROE Target was achieved, an amount equal to 12.5% of the excess over the ROE Target was contributed to Mr. Warzala’s deferred compensation account, provided that the performance contribution was capped at an amount that is equal to one times Mr. Warzala’s base compensation in any given year.  Beginning in 2018, the Compensation Committee and Mr. Warzala agreed that the annual incentive bonus based on return on equity will be paid in cash rather than contributed to his deferred compensation account.  For 2018 a bonus in the amount of $514,000 was paid to Mr. Warzala based on the Company’s return on equity.

Equity Incentive Compensation.  The Company utilizes stock based awards for short and long-term incentives. In making its determination regarding the grant of stock based awards, the Board considers, among other things, the Employee’s responsibilities, efforts and performance in relation to the business plan and forecast, the relationship between the benefits of restricted stock and improving shareholder value, the development and performance of the Company’s products in the marketplace and an increase in the trading price per share of the Company’s common stock. The Board also considers customary business practices and short and long-term incentive plan benefits granted in comparison to such benefits provided to other executives in similar positions.  A discussion of Mr. Warzala’s short and long-term equity incentive awards is set forth above under the heading Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Compensation.

Other Provisions.  Mr. Warzala participates in other benefits and perquisites as are generally provided by the Company to its employees. In addition, the Company provides Mr. Warzala with an automobile, personal financial planning, an annual physical examination and with life insurance for which the executive may designate the beneficiaries.

Retirement.  If Mr. Warzala’s employment terminates as a result of his retirement on or after January 2, 2021, the Employment Agreement would entitle him to:

•                                          a cash payment equal to a prorated portion of the target bonus that he would have earned for the fiscal year in which the termination occurred had such termination not occurred; and

•                                          immediate vesting of all of his outstanding equity grants and awards that vest on the basis of the passage of time only (“Time-Based Awards”) or STIP and LTIP awards that vest on the basis of performance criteria (“Performance-Based Awards”) that have been earned but are still subject to time-based vesting outstanding on the date of retirement.

Termination for Cause.  Under the Employment Agreement, if Mr. Warzala is terminated for cause or due to his voluntary resignation (other than a termination for good reason), the Company would have no further obligation to pay any unearned compensation or to provide any future benefits to him.

Death.  Upon death, salary continues to the end of the month containing the date of death and for three subsequent months.  In addition, he will receive a cash payment equal to a prorated portion of the Annual Cash Incentive bonus that he would have earned for the fiscal year in which the death occurred; and immediate vesting of all of his outstanding Time

Based Awards and Performance-Based Awards that have been earned but are still subject to time-based vesting, and prorated vesting of his unearned Performance-Based Awards.

Disability.  In the case of disability, salary is continued until the end of the term of the Employment Agreement, as adjusted for any compensation payable under any Company paid disability plan, or until long-term disability insurance becomes effective. Benefits are continued as generally provided by the Company to its employees in accordance with the Company’s disability plan.  In addition, he will receive a cash payment equal to a prorated portion of the Annual Cash Incentive bonus that he would have earned for the fiscal year in which the disability occurred had such disability not occurred; and immediate vesting of all of his outstanding Time-Based Awards and Performance-Based Awards that have been earned but are still subject to time-based vesting, and prorated vesting of his unearned Performance-Based Awards.

Involuntary Termination Without Cause or for Good Reason.  If Mr. Warzala is involuntarily terminated without cause or he terminates his employment for good reason, the Employment Agreement entitles him to:

•                                          an amount equal to his then current base salary payable in cash over a 12-month period;

•                                          a cash payment equal to 90% of Base Salary in lieu of an Annual Cash Incentive bonus for the year in which termination occurs;

•                                          continued coverage under the Company’s benefit plans for one year following termination; and

•                                          immediate vesting of his Time-Based Awards and Performance-Based Awards that have been earned but are still subject to time-based vesting and, prorated vesting of his unearned Performance-Based Awards.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

THE COMPENSATION COMMITTEE

Timothy T. Tevens, Chairman Linda P. Duch Richard D. Federico Gerald J. Laber

Pay Ratio Disclosure

Allied Motion and its subsidiaries have approximately 1,600 employees worldwide, with approximately 54% in North America and 42% are located in Europe and the balance are located in China and the rest of the world.  Our philosophy is to pay our employees competitively with similar positions in the applicable labor market.   By doing so, we believe we maintain a high-quality, stable workforce.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission (“SEC”) rules require us to provide the ratio of the annual total compensation of our Chief Executive Officer, to that of an employee whose annual compensation is at the median of all our employees.

Our median-compensated employee was originally identified in fiscal 2017.  We identified the employee with compensation at the median of all employees by using taxable income for 2017, and applied this method consistently across our global employee population.  We did not make any cost-of-living adjustments despite the large variety of labor markets in which our employees work nor did we use any statistical sampling to determine the median employee.  We used the same median employee in 2018 as in 2017, based on our determination that there were no material changes to the Company’s employee population or compensation arrangements reasonably likely to result in a change in the ratio. For 2018, our active workforce does not include approximately 200 employees which we acquired in separate transactions involving the acquisition of (i) the original equipment steering business of Maval Industries, LLC and (ii) TCI, LLC, which were acquired on January 19, 2018 and December 6, 2018, respectively.  Pursuant to SEC rules, these employees will be included for our next pay ratio disclosure, but were not included in this year’s calculation.

This median employee had a total compensation for 2018 of $33,040.  Our Chief Executive Officers’ total 2018 compensation was $2,389,704 as reported in the summary compensation table.   Based on this information, the ratio of the annual total compensation was 72:1.

Different methodologies are used by various public companies to determine an estimate of their pay ratio.  In addition, no two companies have identical employee populations and compensation programs differ by country even within the same company.  The estimate ratio reported should not be used as a basis for comparison between companies.

Summary Compensation Table

The following table presents information relating to total compensation of the Executive Officers of the Company (the “Named Executive Officers”) for the fiscal years ended December 31, 2018, 2017 and 2016.

						Non-Equity
Name and Principal					Stock	Incentive Plan	All Other
Position	Year	Salary	Bonus		Awards(1)	Compensation	Compensation		Total
Richard S. Warzala	2018	$524,167	$514,000	(2)	$514,184	$803,603	$43,750	(3)	$2,389,704
President and Chief Executive Officer	2017	$496,083			$497,518	$606,342	$207,575		$1,807,519
	2016	$468,333			$877,610	$416,088	$206,931		$1,987,296

Michael R. Leach	2018	$283,500			$114,009	$253,194	$19,250	(4)	$669,953
Chief Financial Officer	2017	$274,667			$110,419	$81,535	$18,977		$485,598
	2016	$266,667			$242,002	$72,877	$16,477		$598,023

Robert P. Maida	2018	$242,000			$180,900	$216,130	$19,250	(5)	$658,280
Vice President of Operational Excellence	2017	$224,383			$90,785	$66,970	$18,977		$401,115
	2016	$210,250			$91,103	$70,498	$16,653		$388,414

Kenneth R. Wyman	2018	$169,333			$20,557	$75,616	$13,322	(6)	$278,828
Vice President of Marketing	2017	$165,500			$16,524	$24,678	$13,082		$219,784
	2016	$162,500			$16,451	$22,818	$14,692		$216,461

(1)                                 Represents the total grant date fair value of stock awards on the date of the award as reported on the Nasdaq Global Market on the date of grant. The awards consist of restricted shares with performance and/or service based vesting conditions.

(2)                                 Represents the bonus paid to Mr. Warzala in lieu of a performance award under the Company’s Deferred Compensation Plan for 2018.  Historically Mr. Warzala received an annual performance-based contribution to his deferred compensation account based on the achievement of a minimum return on equity determined each year by the Board of Directors within 90 days of the beginning of the performance period.  The contribution was reported as non-equity incentive plan compensation in prior years. For 2018, Committee did not allocate any performance-based contribution under the Deferred Compensation Plan.   Rather, the Committee evaluated the Company’s and Mr. Warzala’s performance for 2018, including the Company’s return on equity, and awarded him a bonus.  The amount of the bonus equaled the amount that would have been contributed to the Deferred Compensation Plan had a performance goal been in place for 2018.

(3)                                 All Other Compensation for Mr. Warzala for 2018 includes the Company’s contribution of $19,250 to the Company’s 401(k) Plan and Employee Stock Ownership Plan and Company paid life insurance premiums of $24,500.

(4)                                 All Other Compensation for Mr. Leach for 2018 consists of the Company’s contribution to the Company’s 401(k) Plan and Employee Stock Ownership Plan.

(5)                                 All Other Compensation for Mr. Maida for 2018 consists of the Company’s contribution to the Company’s 401(k) Plan and Employee Stock Ownership Plan.

(6)                                 All Other Compensation for Mr. Wyman for 2018 consists of the Company’s contribution to the Company’s 401(k) Plan and Employee Stock Ownership Plan.

Grants of Plan-Based Awards in 2018

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers during fiscal year 2018.

		Estimated
		Possible Payouts
		Under Non-
		Equity Incentive	Estimated Possible Payouts Under			Grant Date Fair
		Plan Awards (1)	Equity Incentive Plan Awards		All Other Stock	Value of Stock
Name	Grant Date	Target($)	Target(#)	Maximum(#)	Awards (#)	Awards (4)
Richard S. Warzala
Cash Incentive Plan	03/13/18	$359,917	—	—	—	—
STIP (2)	03/13/18		5,236	10,472	—	$341,701
Time Based Awards (3)	03/13/18		—	—	5,286	$172,482
Michael R. Leach
Cash Incentive Plan	03/13/18	$113,400	—	—	—	—
STIP (2)	03/13/18		1,092	2,184	—	$71,264
Time Based Awards (3)	03/13/18		—	—	1,310	$42,745
Robert P. Maida
Cash Incentive Plan	03/13/18	$96,800	—	—	—	—
STIP (2)	03/13/18		939	1,877	—	$61,247
Time Based Awards (3)	03/13/18		—	—	2,762	$119,654
Kenneth R. Wyman
Cash Incentive Plan	03/13/18	$33,867	—	—	—	—
STIP (2)	03/13/18		210	420	—	$13,705
Time Based Awards (3)	03/13/18		—	—	210	$6,852

(1)                                 As further explained in Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Plan, the executive officers were eligible for a possible cash incentive award for 2018 pursuant to the plan based on corporate performance. The table reflects the possible target incentive awards based on corporate performance. The target incentive is a percentage of the actual salary earned for the year and was set as follows: Mr. Warzala (70%), Mr. Leach (40%), Mr. Maida (40%) and Mr. Wyman (20%). There is no maximum amount under the Plan. The actual amount earned by each Named Executive Officer in 2018 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)                                 As further explained in Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Compensation—Short-Term Equity Incentive Program above, the executive officers were eligible for restricted stock awards based on achievement of annual performance goals for 2018. For 2018, the performance goals were fully achieved and 100% of the share award was earned. The award vested 1/3 on March 12, 2019 with the remainder vesting 1/3 in each of 2020 and 2021, subject to continued employment.

(3)                                 Consists of Time-Based Awards that will vest in three equal annual installments beginning in March 2019.

(4)                                 Represents the total grant date fair value of stock awards on the date of the award. The fair values of these awards are based on the closing price of the Company’s common stock as reported on the Nasdaq Global Market on the date of grant.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard S. Warzala	25,876	(3)	$1,156,398	40,976	(4)	$1,831,217
Michael R. Leach	5,434	(5)	$242,845	6,210	(6)	$277,525
Robert P. Maida	5,562	(7)	$248,566	5,039	(8)	$225,193
Kenneth R. Wyman	720	(9)	$32,177	420	(10)	$18,770

(1)                                 Value is based on the closing price of the Company’s common stock of $44.69 on December 31, 2018, as reported on the Nasdaq Global Market.

(2)                                 Comprised of shares of restricted stock that are subject to future performance goals under the Company’s Long-Term Equity Incentive Program.

(3)                                 Consists of Time-Based Awards, including performance based awards that were previously earned but remain subject to time based vesting.  Of these shares, 14,820 shares vest in 2019; 7,292 shares vest in 2020; and 3,764 shares vest in 2021, in each case subject to continued employment.

(4)                                 Includes 10,472 shares of restricted stock that were granted in 2018 and 30,504 shares granted in previous years, that were not vested as of December 31, 2018.  These shares were earned based on achievement of performance goals for 2018, of which 4,019 shares vested on February 15, 2019 and 3,491 vested on March 13, 2019.

(5)                                 Consists of time based awards, including performance based awards that were previously earned but remain subject to time based vesting. Of these shares, 3,194 shares vest in 2019; 1,535 shares vest in 2020; and 705 shares vest in 2021, in each case subject to continued employment.

(6)                                 Includes 2,184 shares of restricted stock that were granted in 2018 and 4,026 shares granted in previous years, that were not vested as of December 31, 2018.  These shares were earned based on achievement of performance goals for 2018, of which 217 shares vested on February 15, 2019 and 728 vested on March 13, 2019.

(7)                                 Consists of time based awards, including performance based awards that were previously earned but remain subject to time based vesting.  Of these shares, 2,628 shares vest in 2019; 1,808 shares vest in 2020; and 1,126 shares vest in 2021, in each case subject to continued employment.

(8)                                 Includes 1,877 shares of restricted stock that were granted in 2018 and 3,162 shares granted in previous years, that were not vested as of December 31, 2018.  These shares were earned based on achievement of performance goals for 2018, of which 493 shares vested on February 15, 2019 and 626 vested on March 13, 2019.

(9)                                 Consists of time based awards, including performance based awards that were previously earned but remain subject to time based vesting, Of these shares, 453 shares vest in 2019; 197 shares vest in 2020; and 70 shares vest in 2021, in each case subject to continued employment.

(10)                          Includes 420 shares of restricted stock that were granted in 2018 but were not vested as of December 31, 2018.  These shares were earned based on achievement of performance goals for 2018, of which 140 shares vested on March 13, 2019.

Option Exercises and Stock Vested in 2018

The following table provides information regarding restricted stock awards that vested during 2018 for each of the Named Officers.  No options were owned or exercised by the Named Officers in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard S. Warzala	63,852	$2,698,087
Michael R. Leach	3,900	$157,867
Robert P. Maida	6,916	$290,269
Kenneth R. Wyman	583	$22,133

Potential Payments upon Termination or Change in Control

Employment Agreement

The Company has an employment agreement with Richard S. Warzala, President, Chief Executive Officer and Chairman of the Board. The terms of this agreement are described in detail under the caption “Compensation of Executive Officers — Chief Executive Officer Employment Agreement”.

The following table shows potential payouts under the Mr. Warzala’s Employment Agreement assuming that employment was terminated in each situation listed in the table and that termination occurred on the last business day of 2018. Upon a change in control of the Company, the executive would be entitled to payments and benefits under the change in control agreement discussed below and such payments are not to be duplicated by any requirements of the Employment Agreement. Refer to Definitions section following the change in control tables for descriptions of terms used.

Benefits and Payments	Voluntary Resignation without Good Reason or Involuntary Termination with Cause(1)	Voluntary Resignation with Good Reason or Involuntary Termination Without Cause		Death or Disability		Retirement
Compensation:
Severance Pay	$—	$517,500	(2)	$129,375	(3)	—
Annual Cash Incentive Compensation	—	465,750	(4)	362,250	(5)	362,250	(5)
Return on Equity Cash Incentive Award (6)		514,000		514,000		514,000
Performance-Based Stock Awards (7)	—	2,339,787		2,339,787		—
Accelerated Vesting of Time-Based Equity Awards (8)	—	2,532,573		2,532,573		2,532,573
Benefits:
Healthcare and other Insurance Benefits	—	45,000	(9)	—	(10)	—
Total	$—	$6,414,610		$5,877,985		$3,408,823

(1)                                 Termination due to resignation or involuntary termination with cause does not affect the Company’s obligation to make all payments to the executive which were fixed and determined prior to the effective Date of Termination.

(2)                                 Represents 12 months Base Salary payable in cash over a 12-month period.

(3)                                 Upon death, salary continues to the end of the month containing the date of death and for three months following. For disability, the Company shall continue the executive’s salary (adjusted for any compensation payable to him under any Company paid disability plan during such period) for the greater of (x) the remaining term of the Agreement or (y) until long term disability insurance coverage becomes effective.

(4)                                 Represents 90% of Base Salary for the year in which the termination date occurs.

(5)                                 Represents the pro rata portion (based on the number of days employed during the year in which employment is terminated) of the executive’s Annual Cash Incentive bonus for the year.

(6)                                 Represents the pro rata portion (based on the number of days employed during the year in which employment is terminated) of the executive’s Return on Equity Cash Incentive award based on the return on equity performance criteria for the year.

(7)                                 Represents the pro rata portion (based on the number of days employed during the applicable performance period during which employment is terminated or death occurs) of performance-based awards with respect to open performance periods.

(8)                                 Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the Date of Termination, based on our closing stock price of $44.69 per share as of December 31, 2018, plus accrued dividends.

(9)                                 Represents the estimated incremental cost to the Company for one year of health, dental, long-term disability and life insurance coverages based on the coverage that existed at the Date of Termination.

(10)                          For disability, the Company shall continue the same coverage under medical, dental, long-term disability and life insurance for the greater of (x) the remaining term of the Agreement or (y) until long term disability insurance coverage becomes effective.

Change in Control Agreements

The Company has also entered into separate agreements with Messrs. Warzala, Leach and Maida that provide for certain payments upon termination of employment resulting within 90 days prior to or 24 months following a change in control of the Company. The agreements are extended automatically on January 1 of each year to a total term of two years, unless notice of non-renewal is given by the Company not later than the September 30 immediately preceding such January (meaning that notice must be given at least 15 months prior to termination). These agreements only provide benefits if there is both a change in control of the Company and termination of employment other than for cause. If the executive’s employment is terminated by the Company, other than for death, disability or cause, or the executive terminates the agreement for good reason, in each case following a change in control, then the executive will be entitled to certain benefits to be paid as a lump sum in cash. The most significant components of those benefits are as follows:

•                  A severance payment equal to a multiple (2.5 times for Mr. Warzala and 1.0 times for Messrs. Leach and Maida) of the executive’s annual Base Salary plus the highest amount paid or payable pursuant to the Annual Cash Incentive plan applicable to the executive for any of the 3 prior fiscal years;

•                  benefit payment equal to 25% of annual salary for 24 months to purchase healthcare and other insurance benefits;

•                  payment of all legal fees and expenses incurred as a result of termination;

•                  Mr. Warzala’s agreement provides for a prorata payment for the current year benefit pursuant to any annual or long-term incentive plan applicable to the executive for the year that includes the Date of Termination.

The following tables show potential payouts under the change of control agreements assuming that the employment of the executive was terminated in each situation listed in the table and that termination occurred on the last business day of 2018.

Richard S. Warzala

Benefits and Payments	Voluntary Resignation without Good Reason or Involuntary Termination with Cause	Voluntary Resignation with Good Reason or Involuntary Termination Without Cause
Compensation:
Severance Pay (1)	$—	$2,648,960
Annual Cash Incentive Compensation (2)	—	362,250
Return on Equity Cash Incentive Award (3)	—	514,000
Deferred Compensation Plan (4)		949,000
Performance-Based Stock Awards (5)	—	2,339,787
Accelerated Vesting of Time-Based Equity Awards (6)	—	2,532,573
Benefits:
Healthcare and other Insurance Benefits (7)	—	258,750
Total	$—	$9,605,320

(1)                                 Represents lump sum severance payment equal to 2.5 times the sum of the Base Salary and the highest amount paid or payable pursuant to the Annual Cash Incentive Plan for any of the 3 fiscal years ending prior to the Date of Termination.

(2)                                 Represents the estimated incentive compensation under the Company’s Annual Cash Incentive Plan.

(3)                                 Represents the pro rata portion (based on the number of days employed during the year in which employment is terminated) of the executive’s Return on Equity Cash Incentive award based on the return on equity performance criteria for the year.

(4)                                 Represents a severance payment equal to the total of the previous three years performance awards under the Deferred Compensation Plan.

(5)                                 Represents the pro rata portion (based on the number of calendar months employed during the applicable performance period during which employment is terminated) of the cash or securities under any performance-based awards.

(6)                                 Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the Date of Termination, based on our closing stock price of $44.69 per share as of December 31, 2018, plus accrued dividends.

(7)                                 Represents 25% of Base Salary as of the Date of Termination for 24 months to assist in purchasing benefits.

Michael R. Leach

Benefits and Payments	Voluntary Resignation without Good Reason or Involuntary Termination with Cause	Voluntary Resignation with Good Reason or Involuntary Termination Without Cause
Compensation:
Severance Pay (1)	$—	$366,535
Annual Cash Incentive Compensation(2)	—	114,000
Performance-Based Stock Awards (3)	$—	304,098
Accelerated Vesting of Time-Based Equity Awards (4)	—	425,320
Benefits:
Healthcare and other Insurance Benefits (5)	—	142,500
Total	$—	$1,352,453

Robert P. Maida

Benefits and Payments	Voluntary Resignation without Good Reason or Involuntary Termination with Cause	Voluntary Resignation with Good Reason or Involuntary Termination Without Cause
Compensation:
Severance Pay (1)	$—	$378,936
Annual Cash Incentive Compensation (2)	—	98,000
Performance-Based Stock Awards (3)	$—	279,672
Accelerated Vesting of Time-Based Equity Awards (4)	—	475,169
Benefits:
Healthcare and other Insurance Benefits (5)	—	122,500
Total	$—	$1,354,277

(1)                                 Represents lump sum severance payment equal to 1.0 times the sum of the Base Salary and the highest amount paid or payable pursuant to the Annual Cash Incentive Plan for any of the 3 fiscal years ending prior to the Date of Termination.

(2)                                 Represents the estimated incentive compensation under the Company’s Annual Cash Incentive Plan.

(3)                                 Represents the pro rata portion (based on the number of calendar months employed during the applicable performance period during which employment is terminated) of the cash or securities under any performance-based awards.

(4)                                 Represents the acceleration of all time-based stock awards, including performance-based awards that were previously earned but remain subject to time-based vesting at the Date of Termination, based on our closing stock price of $44.69 per share as of December 31, 2018, plus accrued dividends.

(5)                                 Represents 25% of Base Salary as of the Date of Termination for 24 months to assist in purchasing benefits.

Definitions.

Below is a description of the definitions and assumptions that were used in creating the change in control tables above.

“Date of Termination” means (i) thirty days after providing the Notice of Termination for a termination for disability, or (ii) the date specified in the Notice of Termination for a termination for cause, good reason, death or retirement.

“Notice of Termination” means a written notice that indicates the specific termination provision of the change of control agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of employment under the provision indicated.

“Base Salary” means an amount equal to the annual base salary in effect immediately prior to the Notice of Termination.

A “Change in control of the Company” means any of the following: (i) a person (other than any officer or director) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 45% of the combined voting power of the Company’s then outstanding securities; (ii) upon the first purchase of outstanding shares of the Company’s outstanding common stock pursuant to a tender or exchange offer, with certain exceptions; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board during any period of two consecutive years (including, for purposes of computing a majority, those persons approved by a vote of at least two-thirds of the Company directors then still in office who either (1) were directors at the beginning of the period or (2) whose election or nomination for election was previously so approved); (iv) the shareholders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (excluding a spinoff distribution to shareholders of all or part of the Company’s equity interest in a subsidiary entity).

A termination is for “Cause” if it is for any of the following reasons: (i) an act of dishonesty constituting a felony under the laws of the executive’s domicile resulting or intending to result in gain or personal enrichment at the expense of the Company; (ii) the use of drugs or excessive and habitual use of alcohol either of which substantially affects the executive’s ability to perform their duties with the Company; or (iii) continued unauthorized and significant absences from duty (with certain exceptions). Notwithstanding the foregoing, the executive will not be deemed to have been terminated for cause unless there is a resolution adopted by at least three-fourths of the full Board of Directors finding that in their good faith opinion the executive was guilty of conduct set forth above and specifying the particulars in detail.

A termination is for “Good Reason” if it is within two years following any of the following events: (i) a change in the executive’s title or corporation office that results in a material diminution of the executive’s authority, duties or responsibilities; the assignment to the executive of any duties inconsistent with their status with the Company; or a substantial adverse alteration in the nature or status of the executive’s responsibilities; (ii) the change of the principal business of the Company (as evidenced by certain conditions) to the extent that the change results in a material negative change to the executive’s duties, conditions under which the duties are performed, or compensation; (iii) a reduction in annual base salary, without the executive’s consent; (iv) the relocation of the executive’s principal office to a location more than 50 miles from the location where such office is located immediately prior to the change in control of the Company; (v) the failure to pay within seven days, without the executive’s consent, any portion of current compensation or installment of deferred compensation under any applicable deferred compensation program (with certain conditions); (vi) the failure to continue any compensation plan or equivalent plan in which the executive participated in immediately prior to a change in control (with certain conditions); (vii) the failure to provide the executive with benefits substantially similar to those provided at the time of the change in control of the Company, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the executive of any material fringe benefit provided at the time of the change in control of the Company, or the failure by the Company to provide the number of paid vacation days the executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company; (viii) a breach of duty; or (ix) any termination of employment without a Notice of Termination.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with certain of the Company’s executive officers.  See “Potential Payments Upon Termination or Change in Control” above.

Related-Party Transactions Policies and Procedures.

The Company’s Board of Directors is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing. The Audit Committee assists the Board in exercising this authority by reviewing each such transaction and then reporting the results of its review to the Board with, if appropriate, a recommendation to approve, ratify or disallow such transaction.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) beneficially owned, as of the Record Date, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock(1)
Richard S. Warzala	1,084,746	(2)	11.3%
495 Commerce Drive, Suite 3
Amherst, NY 14228
BlackRock, Inc.	519,310	(3)	5.4%
55 East 52nd Street
New York, NY 10055
Richard D. Smith	515,423	(4)	5.4%
8422 Newland Drive
Arvada, CO 80003

(1)                                 The percentages are based upon 9,575,605 shares of Common Stock outstanding as of the Record Date.

(2)                                 Includes 115,708 shares of Common Stock granted as incentive restricted shares under the Company’s stock incentive plans that have not yet vested and 15,731 shares of Common Stock credited to the Company’s Employee Stock Ownership Plan (“ESOP”) account of Mr. Warzala. Except as set forth in this note (2), does not include shares held by the ESOP as to which Mr. Warzala serves as one of four trustees.

(3)                                 Based upon a Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole dispositive power with respect to 519,310 shares of Common Stock and sole voting power with respect to 508,660 shares of Common Stock.

(4)                                 Includes 2,826 shares of Common Stock granted as restricted shares that have not yet vested. Includes (i) 474,377 shares of Common Stock held by Smith Family Trust, of which Mr. Smith is trustee and (ii) 38,220 shares of Common Stock held by UGMA accounts for the benefit of Mr. Smith’s grandchildren.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of the Record Date:

	Amount and Nature of Beneficial Ownership
Name	Common Stock	Unvested Restricted Stock	Total Beneficial Ownership		Percentage of Common Stock(1)
Linda P. Duch	414	207	621		*
Richard D. Federico	35,940	3,483	39,423		*
Gerald J. (Bud) Laber	35,270	2,154	37,424	(2)	*
Michael R. Leach	8,350	18,743	27,093	(3)	*
Robert P. Maida	39,520	17,031	56,551	(4)	*
Richard D. Smith	512,597	2,826	515,423	(5)	5.4%
James J. Tanous	11,829	2,826	14,655		*
Timothy T. Tevens	1,516	1,464	2,980		*
Richard S. Warzala	969,038	115,708	1,084,746	(6)	11.3%
Michael R. Winter	10,402	2,826	13,228		*
Kenneth R. Wyman	43,933	1,300	45,233	(7)	*
Employee Stock Ownership Plan	406,713	—	406,713	(8)	4.2%
All directors, nominees and executive officers as a group	2,044,328	168,568	2,212,896		23.1%

*                                         Less than 1.0%.

(1)                                 The percentages are based upon 9,575,605 shares of Common Stock outstanding as of the Record Date.

(2)                                 Includes 12,000 shares of Common Stock held by Mr. Laber’s 401k Plan.

(3)                                 Includes 532 shares of Common Stock credited to the ESOP account of Mr. Leach.

(4)                                 Includes 2,187 shares of Common Stock credited to the ESOP account of Mr. Maida.

(5)                                 See note (3) under “Security Ownership of Certain Beneficial Owners.”

(6)                                 See note (2) under “Security Ownership of Certain Beneficial Owners.”

(7)                                 Includes 12,744 shares of Common Stock credited to the ESOP account of Mr. Wyman.

(8)                                 Messrs. Warzala and Leach are trustees of the ESOP and could be deemed to have shared investment power over those shares. The ESOP holds an aggregate of 406,713 shares of Common Stock, including 532 shares credited to the ESOP account of Mr. Leach, 2,187 shares credited to the ESOP account of Mr. Maida, 15,731 shares credited to the ESOP account of Mr. Warzala, and 12,744 shares credited to the ESOP account of Mr. Wyman, previously reported in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to report their ownership and any changes in that ownership to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met for 2018 with the exception of certain filings to report the withholding of shares to pay taxes upon the vesting of restricted stock awards to three executive officers. All reports are current as of the date hereof.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

Management is responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, Deloitte & Touch LLP is responsible for performing an independent audit of the Company’s annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)(“PCAOB”) and for issuing a report on those statements.

As members of the Audit Committee, our work is guided by our Audit Committee Charter.  The Charter is reviewed annually by the Board of Directors. The Charter is posted on the Company’s website. We have completed all Charter tasks scheduled to be performed in 2018 prior to year-end and all Charter tasks scheduled to be performed in 2019 prior to the filing of this proxy statement. Our work included, among other procedures:

(1)                                 We pre-approved audit and permitted non-audit services of the Company’s independent auditors.

(2)                                 We met with management and the independent auditors on a quarterly basis to discuss financial statements and related reports and to review significant accounting and reporting matters.

(3)                                 We discussed with the independent auditors their independence and the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees.” We received the written disclosures from the independent auditors required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.”

(4)                                 Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s December 31, 2018, audited financial statements, the related audit report, and the applicable management’s discussion and analysis.

Based on the work referred to above, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Submitted by:

THE AUDIT COMMITTEE

Michael R. Winter, Chairman Linda P. Duch Gerald J. (Bud) Laber James J. Tanous Timothy T. Tevens

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

The following table shows fees for the audit and other services provided by Deloitte & Touche LLP and EKS&H LLP for 2018 and 2017.

	2018	2017
Audit Fees(1)	$818,000	$711,988
Audit-Related Fees(2)	$44,000	$29,000
Tax Fees(3)	$—	$15,400

Total	$862,000	$756,388

(1)                                 Audit fees includes amounts related to professional services provided in connection with the audits of the Company’s annual financial statements, including the audit of the Company’s internal control over financial reporting, reviews of the Company’s quarterly financial statements and audit services provided in connection with other regulatory filings. Also included are fees incurred by component auditors in foreign countries for audit services that were directed by EKS&H for 2017.

(2)                                 Audit-related fees are for benefit plan audits.

(3)                                 Tax fees consists of fees for tax compliance and tax consulting including services.

The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected Deloitte & Touche LLP’s independence.

OTHER MATTERS

Our management does not know of any other matters to come before the 2019 Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

FOR THE 2020 ANNUAL MEETING

Proposals for the Company’s Proxy Material

Any Company shareholder who wishes to submit a proposal to be included in the Proxy Material for the Company’s 2020 Annual Meeting of Shareholders must submit such proposal to the Company at its office at 495 Commerce Drive, Suite 3, Amherst, New York 14228, Attention: Secretary, no later than December 3, 2019, in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2020 Annual Meeting of Shareholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any shareholder proposal to be presented in connection with the 2020 Annual Meeting of Shareholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a shareholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder to be timely must be so received at a reasonable time before the solicitation is made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

Based upon a meeting date of May 1, 2019 for the 2019 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2020 Annual Meeting of Shareholders should give written notice to the Company’s Secretary not later than March 1, 2020 and not earlier than January 30, 2020.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II of the Company’s Bylaws, a copy of which is available upon request.

Such requests and any shareholder proposals should be sent to the Secretary of the Company at Allied Motion Technologies Inc., 495 Commerce Drive, Suite 3, Amherst, New York 14228.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH P. KUBAREK Secretary

April 1, 2019

ALLIED MOTION TECHNOLOGIES INC.

495 Commerce Drive, Suite 3
Amherst, New York 14228

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard S. Warzala and Richard D. Federico, or either of them, proxies for the undersigned, each with the power of substitution, and hereby authorizes them to vote, as designated below, all the shares of common stock, no par value, which the undersigned would be entitled to vote at the annual meeting of shareholders of Allied Motion Technologies Inc. (the “Company”) to be held on May 1, 2019, and at all adjournments thereof, and directs that the shares represented by this proxy should be voted as indicated on the reverse:

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF

ALLIED MOTION TECHNOLOGIES INC.

MAY 1, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at

www.proxyvote.com

Item 1.	TO ELECT SEVEN DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS. NOMINEE:
	L.P. Duch	☐ FOR	☐ AGAINST	☐ ABSTAIN
	G.J. Laber	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.D. Federico	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.D. Smith	☐ FOR	☐ AGAINST	☐ ABSTAIN
	J.J. Tanous	☐ FOR	☐ AGAINST	☐ ABSTAIN
	R.S. Warzala	☐ FOR	☐ AGAINST	☐ ABSTAIN
	M.R. Winter	☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 2.	ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
		☐ FOR	☐ AGAINST	☐ ABSTAIN

Item 3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES
		☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

Item 4.	RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2019
		☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy is being solicited on behalf of the Board of Directors of the Company, and may be revoked prior to its exercise. This proxy, when properly executed, will be voted as directed above by the undersigned shareholder. If no direction is made, it will be voted FOR the nominees named in Item 1 and FOR proposals 2 and 4 and FOR a frequency of “ONE YEAR” in proposal 3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date:	Signature (Joint Owners)	Date:

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